CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

     This Certificate of amendment to Certificate of Trust of Strategic Partners Style Specific Funds (the "Trust") is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the "State Office") on July 8, 1999 pursuant to the Delaware Statutory Trust Act, 12 Del.C. §§ 3801 et seq.

     The undersigned hereby certifies as follows:

1.	The name of the Trust is Strategic Partners Style Specific Funds.

2.	The name of the Trust is hereby changed to Prudential Investment Portfolios 5.

3.	The foregoing amendment to the Certificate of Trust shall become effective on February 16, 2010.

     IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

                         TRUSTEE:
                         /s/ Judy A. Rice
                         Judy A. Rice, Trustee and President
                         February 3, 2010